Company Contacts:
Steve Mencarini, CFO                                         Kley Parkhurst, SVP
Tel: (703) 810-2596                                          Tel: (703) 709-1924
smencarini@eplus.com                                        kparkhurst@eplus.com

                    ePlus Announces Stock Repurchase Program

Herndon, VA, November 18, 2004 - ePlus inc (Nasdaq NM: PLUS) announced today that its board of directors has authorized the repurchase, over a twelve month period ending no later than November 17, 2005, of up to three million shares of its outstanding common stock, subject to a cumulative maximum of $7,500,000. The purchases may be made from time to time in the open market, or in privately negotiated transactions, subject to availability, at prices deemed appropriate by management. Any repurchased shares will have the status of treasury shares and may be used, when needed, for general corporate purposes. ePlus had approximately 8.96 million shares of common stock outstanding as of September 30, 2004.

About ePlus inc.

A leading provider of Enterprise Cost Management, ePlus provides a comprehensive solution to reduce the costs of purchasing, owning, and financing goods and services. ePlus Enterprise Cost Management (eECM) packages business process outsourcing, eProcurement, asset management, product and catalog content management, supplier enablement, strategic sourcing, and financial services into a single integrated solution, all based on ePlus' leading business application software. Profitable since inception in 1990, the company is headquartered in Herndon, VA, and has more than 30 locations in the U.S. For more information, visit www.eplus.com, call 888-482-1122 or email info@eplus.com.

ePlus(TM) is a trademark of ePlus inc. ePlus Enterprise Cost Management, and eECM, are trademarks applied for of ePlus inc.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release, which are not historical facts, may be deemed to be "forward-looking statements". Actual and anticipated future results may vary due to certain risks and uncertainties, including, without limitation, the existence of demand for, and acceptance of, our services; our ability to adapt our services to meet changes in market developments; the impact of competition in our markets; the possibility of defects in our products or catalog content data; our ability to hire and retain sufficient personnel; our ability to protect our intellectual property; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to realize our investment in leased equipment; our ability to reserve adequately for credit losses; fluctuations in our operating results; our reliance on our management team; and other risks or uncertainties detailed in our Securities and Exchange Commission filings.